Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Members
GGP-TRS, L.L.C.:

We consent to the use of our report dated February 28, 2013, with respect to the consolidated balance sheets of GGP-TRS, L.L.C. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2012, not included herein, which report appears in the December 31, 2012 annual report on Form 10-K of General Growth Properties, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Chicago, Illinois
June 19, 2013